Exhibit 5.1

7 December 2005

Everest Re Group, Ltd. 477 Martinsville Road P.O. Box 830 Liberty Corner, New Jersey 07938-0830 USA	DIRECT LINE:	441-299-4943
	E-MAIL:	ajdickson@cdp.bm
	OUR REF:	385075orpdoc 161524
YOUR REF:

Dear Sirs

Everest Re Group, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Company’s registration statement on Form S-3 (Registration Nos. 333-130044 effective 1 December, 2005, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), as supplemented by a prospectus supplement dated 1 December 2005 to a prospectus of the Company dated 1 December 2005 (together such prospectus supplement and prospectus, the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), each as filed with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of, inter alia, an aggregate of 2,298,000 common shares, par value US$0.01 per share of the Company (the “New Common Shares”) and the offering for sale of an additional 452,000 issued common shares, par value US$0.01 per share of the Company (the “Issued Common Shares”) by Everest Reinsurance Holdings, Inc. (the “Selling Shareholder”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Prospectus. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 7 December, 2005; copies of an extract from minutes of (i) meetings of the board of directors of the Company held on 16 November 2005; (ii) a meeting of the Pricing Committee of the board of directors of the Company held on 1 December 2005 and (iii) a meeting of the Members of the Company held on 21 January, 2000 (together, the “Minutes”), confirmation of certain information contained in the branch register of members of the Company maintained by Computershare Investor Services as at 6 December, 2005 (the “Register”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (d) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (e) that the Minutes remain in full force and effect and have not been rescinded or amended, and (f) that the Issued Common Shares are registered in the Register in the name of the Selling Shareholder’s nominee.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is addressed to the Company solely for the benefit of the Company and for the purpose of the issuance of the Common Shares as described in the Registration Statement and the Prospectus and is neither to be transmitted to any other person, or relied upon by any other person or for any other purpose nor quoted nor referred to in any public document nor filed with any governmental agency or person without our prior written consent.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Prospectus, the New Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Based solely upon a review of the Register, as of 6 December 2005 the Issued Common Shares were validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Description of Our Capital Stock”, “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/    Conyers Dill & Pearman

CONYERS DILL & PEARMAN